Exhibit 10.11
SIX FLAGS ENTERTAINMENT CORPORATION 2024 OMNIBUS INCENTIVE PLAN
DIRECTOR RESTRICTED STOCK AWARD AGREEMENT AND DECLARATION
This Restricted Stock Award Agreement and Declaration (the “Declaration”) is made pursuant to the terms and conditions of the Six Flags Entertainment Corporation 2024 Omnibus Incentive Plan (the “Plan”), including (without limitation) Section 8, the provisions of which are incorporated into this Declaration by reference. Capitalized terms used herein shall have the meanings ascribed to them in the Plan, unless indicated otherwise.
1.    Restricted Stock Award in General. Participant’s Restricted Stock Award (the “Award”) consists of ___ (__) shares of Common Stock (the “Restricted Stock”) specified in and as outlined in the attached Notice of Restricted Stock Award of Six Flags Entertainment Corporation (the “Notice”) and is subject to Participant’s continuous service on the Board of Directors of Six Flags Entertainment Corporation (the “Board”) throughout the restricted period that commences on the Date of Grant and ends on the Vesting Date specified under the heading “Vesting Schedule” in the Notice (the “Restricted Period”). Dividend Equivalent Rights on the Restricted Stock shall be accumulated until the lapse of the Restricted Period, if and to the extent the Company makes dividends on its Common Stock during the Restricted Period and shall be paid pursuant to the provisions of Section 3 hereof in the same form as accrued. During the Restricted Period, the Participant shall have the right to vote such Restricted Stock, but the Participant shall not have the right to receive any payments or dividends with respect to such Restricted Stock, and the Participant may not sell, transfer, pledge, or assign such Restricted Stock.
2.    Forfeiture. If the Participant ceases Board service at any time during the Restricted Period, then, except as provided in Sections 3 and 5 of this Declaration, Participant shall be entitled to a pro-rata portion of the Restricted Stock (determined by multiplying the Restricted Stock by a fraction, the numerator of which is the number of days during the calendar year of termination that Participant serves on the Board and the denominator of which is 365) (the “Pro Rata Earned Restricted Stock”), and the remaining portion of the Award for which the restrictions have not lapsed shall be automatically forfeited [FORM B:] [; provided, however, that if Participant ceases Board service on or after June 24, 2025, as a result of the Participant’s termination as a member of the Board in connection with the 2025 Annual Meeting of Stockholders, then the Board service restriction on the Restricted Stock shall lapse, and Participant shall be entitled to the full amount of the Restricted Stock subject to this Award (without any proration)].

3.    Lapse of Restrictions. The Service restriction on the Restricted Stock shall lapse upon the Participant’s completion of continuous Board service throughout the Restricted Period, and the Restricted Stock shall thereupon become shares of unrestricted Common Stock. All Dividend Equivalent Rights on the Restricted Stock accumulated during the Restricted Period shall be paid in a lump sum within seventy-four (74) days following the end of the Restricted Period; provided that if such seventy-four (74) day period begins in one calendar year and ends in another, the Participant shall not have the right to designate the calendar year of payment.

[FORM A:] [If Participant ceases Board service prior to the Vesting Date, then the Board Service restriction on the Pro Rata Earned Restricted Stock shall lapse, the Pro Rata Earned Restricted Stock shall thereupon become shares of unrestricted Common Stock, and all Dividend Equivalent Rights accumulated on the Pro Rata Earned Restricted Stock through the date the restrictions lapse shall be paid in a lump sum to the Participant within seventy-four (74) days following the date the Participant ceases Board service; provided that if such seventy-four (74) day period begins in one calendar year and ends in another, the Participant shall not have the right to designate the calendar year of payment.]

[FORM B:] [If Participant ceases Board service prior to June 24, 2025 (or if Participant’s Board service ceases other than as described in the following sentence), then the Board service restriction on the Pro Rata Earned Restricted Stock shall lapse, the Pro Rata Earned Restricted Stock shall thereupon become shares of unrestricted Common Stock, and all Dividend Equivalent Rights accumulated on the Pro Rata Earned Restricted Stock through the date the restrictions lapse shall be paid in a lump sum to the Participant within seventy-four (74) days following the date the Participant ceases Board service; provided that if such seventy-four (74) day period begins in one calendar year and ends in another, the Participant shall not have the right to designate the calendar year of payment.

If Participant ceases Board service on or after June 24, 2025, as a result of the Participant’s termination as a member of the Board in connection with the 2025 Annual Meeting of Stockholders, then the Board service restriction on the Restricted Stock shall lapse, the Restricted Stock shall thereupon become shares of unrestricted Common Stock, and all Dividend Equivalent Rights accumulated through the date the restrictions lapse shall be paid in a lump sum to the Participant within seventy-four (74) days following the date the Participant ceases Board service; provided that if such seventy-four (74) day period begins in one calendar year and ends in another, the Participant shall not have the right to designate the calendar year of payment.]

Except as set forth in the Plan or this Declaration, no lapse of restrictions or payment of Dividend Equivalent Rights shall be accelerated.
4.    Code Section 83(b) Election. If the Participant elects, in accordance with Section 83(b) of the Code, to recognize ordinary income on the Date of Grant in the year in which the Restricted Stock is awarded, the Participant shall promptly furnish to Six Flags Entertainment Corporation a copy of the completed and signed election that is filed with the Internal Revenue Service within thirty (30) days of the Date of Grant of the Award.
5.    Priority of Agreements. In the event of a Change in Control (as such term is defined in the Plan), the terms of Section 12 of the Plan shall govern and control over any conflicting term of this Declaration.

IN WITNESS WHEREOF, Six Flags Entertainment Corporation, has caused this Declaration to be executed by its duly authorized officer as approved by the Committee and the Participant has executed this Declaration as of the day and year indicated.

SIX FLAGS ENTERTAINMENT CORPORATION By: Title: Date:

PARTICIPANT

Name:
Title:
Date:

A copy of the Six Flags Entertainment Corporation 2024 Omnibus Incentive Plan Information Statement is available for review on the Six Flags Intranet link at [ ] under “Document Share”, and a copy of the most current Form 10-K is available for review at [ ].

Notice of Restricted Stock Award of Six Flags Entertainment Corporation.

Company Name

Plan

Participant Id

Participant Name

Participant Address

Grant/Award Type

Number of Shares of Common Stock

Grant/Award Date

VESTING SCHEDULE

Vesting Date	No. of Shares of Common Stock	Percent

December 31, 2025	[_________]	100%